UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2003

WOODWORKERS WAREHOUSE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3579658
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

000-33289

(Commission File Number)

126 Oxford Street Lynn, Massachusetts 01901-1132

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 853-0900

Item 5. Other Events

As previously reported, as a result of an event of default under the loan agreement (“Loan Agreement”) between Woodworkers Warehouse, Inc. (the “Company”), as borrower and Bank of America, N.A., Foothill Capital Corporation and Transamerica Business Capital Corporation as lenders (the “Lenders”), on October 27, 2003 the Company entered into a Forbearance Agreement whereby the Lenders agreed, subject to the terms and conditions of the Forbearance Agreement, to (i) refrain from exercising their default remedies and (ii) continue making revolving loans to the Company. Among other things, the forbearance by the Lenders was conditioned upon the Company’s delivery of a commitment letter for a replacement credit facility no later than November 7, 2003.

On November 10, 2003, the Company received written notice from Bank of America, N.A. (the agent under the Loan Agreement), that (1) as a result of the Company’s failure to timely deliver the commitment letter, the forbearance of the Lenders had been terminated and (2) as a result of (i) the forbearance termination and (ii) the continuing violation of an EBITDA financial covenant contained in the Loan Agreement, an event of default had occurred. The notice also stated that, as a result of the event of default, the Lenders (a) were no longer required to make revolving loans to the Company and (b) could accelerate repayment of all outstanding amounts under the Loan Agreement.

Although the Lenders have not exercised their right to accelerate repayment as of November 12, 2003, we can provide no assurance that the Lenders will not accelerate repayment in the future or that the Lenders will make any revolving loans to the Company in the future. In the event that the Lenders refuse to make additional revolving loans to the Company, it will not be able to continue to operate in the ordinary course of business.

The Company continues to evaluate alternative courses of action, including a potential liquidation of its assets or the potential filing of a bankruptcy petition to reorganize the Company in connection with a possible sale of its assets.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

99.1	Letter dated November 10, 2003, by Bank of America, N.A., as agent for the Lenders under the Loan Agreement, to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 12, 2003	WOODWORKERS WAREHOUSE, INC. (Registrant)

	By:	/s/ WALTER SPOKOWSKI
Walter Spokowski President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Page

99.1	Letter dated November 10, 2003, by Bank of America, N.A., as agent for the Lenders under the Loan Agreement, to the Company.	5